Exhibit 4.6

JOHNSON & JOHNSON

COMPANY ORDER

Pursuant to the authorization of the Board of Directors of Johnson & Johnson, a New Jersey corporation (the “Company”), in resolutions adopted on February 14, 2023, October 31, 2022 and April 25, 2024, the undersigned, being duly authorized, hereby approves the issuance of each of the series of Notes (as defined herein) of the Company, with the terms and provisions as described below, pursuant to and further subject to an Indenture (the “Indenture”) dated as of September 15, 1987, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as supplemented by the First Supplemental Indenture dated as of September 1, 1990 and the Second Supplemental Indenture dated as of November 9, 2017.

TITLE OF SERIES:	3.200% Notes due 2032 (the “3.200% Notes”)

3.350% Notes due 2036 (the “3.350% Notes”)

3.550% Notes due 2044 (the “3.550% Notes,” and collectively with the 3.200% Notes and the 3.350% Notes, the “Notes”)

PRINCIPAL AMOUNT:	€700,000,000 of the 3.200% Notes

€800,000,000 of the 3.350% Notes

€1,000,000,000 of the 3.550% Notes

INTEREST RATE:	3.200% per annum on the 3.200% Notes, payable annually on June 1 of each year, beginning June 1, 2024, to the holders of record at the close of business on the May 15 next preceding such interest payment date (or May 20, 2024, in the case of the first interest payment)

3.350% per annum on the 3.350% Notes, payable annually on June 1 of each year, beginning June 1, 2024, to the holders of record at the close of business on the May 15 next preceding such interest payment date (or May 20, 2024, in the case of the first interest payment)

3.550% per annum on the 3.550% Notes, payable annually on June 1 of each year, beginning June 1, 2024, to the holders of record at the close of business on the May 15 next preceding such interest payment date (or May 20, 2024, in the case of the first interest payment)

MATURITY DATE:	June 1, 2032 for the 3.200% Notes, June 1, 2036 for the 3.350% Notes, and June 1, 2044 for the 3.550% Notes

PUBLIC OFFERING PRICE:	3.200% Notes: 99.932% of the principal amount plus accrued interest, if any, from May 20, 2024 to the date of closing
3.350% Notes: 99.826% of the principal amount plus accrued interest, if any, from May 20, 2024 to the date of closing

3.550% Notes: 99.649% of the principal amount plus accrued interest, if any, from May 20, 2024 to the date of closing

PLAN OF DISTRIBUTION:	A public offering underwritten by J.P. Morgan Securities plc; Citigroup Global Markets Limited; Deutsche Bank AG, London Branch; Merrill Lynch International; Goldman Sachs & Co. LLC; BNP Paribas; HSBC Bank plc; NatWest Markets Plc; RBC Europe Limited; Banco Santander, S.A.; ING Bank N.V., Belgian Branch; UBS AG London Branch; UniCredit Bank GmbH; Banco Bilbao Vizcaya Argentaria, S.A.; Intesa Sanpaolo IMI Securities Corp.; MUFG Securities EMEA plc; Standard Chartered Bank; Academy Securities, Inc.; R. Seelaus & Co., LLC; Samuel A. Ramirez & Company, Inc.; and Siebert Williams Shank & Co., LLC

UNDERWRITING DISCOUNT:	0.400% of the principal amount for the 3.200% Notes
0.450% of the principal amount for the 3.350% Notes

0.625% of the principal amount for the 3.550% Notes

OPTIONAL REDEMPTION:	Make-whole call as set forth in the Notes and solely with respect to the 3.200% Notes, par call within three months of the maturity date, as set forth in the terms of the Notes, solely with respect to the 3.350% Notes, par call within three months of the maturity date, as set forth in the terms of the Notes, and solely with respect to the 3.550% Notes, par call within three months of the maturity date, as set forth in the terms of the Notes

ADDITIONAL AMOUNTS:	Subject to certain exceptions and limitations defined in the forms of the Notes, the Company will pay additional amounts on the Notes to holders who are not United States persons (as defined in the forms of the Notes) in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any taxing authority in the United States, as will result in receipt by holders of notes that are not United States persons of such amounts as they would have received had no such withholding or deduction been required.

REDEMPTION FOR TAX REASONS:	The Company may redeem all but not part of any series of the Notes in the event of certain changes in the tax laws of the United States that would require the Company to pay additional amounts as described in the forms of the Notes. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the applicable series of Notes to the date fixed for redemption.

MANDATORY REDEMPTION:	None

LISTING:	New York Stock Exchange

PLACE AND MANNER OF PAYMENT:	The principal of and interest on the Notes will be payable as set forth in the terms of the Notes.

DENOMINATIONS:	Minimum denomination of €100,000 and integral multiples of €1,000 above that amount

EVENTS OF DEFAULT:	As set forth in the forms of the Notes and the Indenture

CURRENCY:	Payable in euro; If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used.

PAYING AGENT:	The Bank of New York Mellon, London Branch

FORM OF SECURITY:	The Notes will be issued in the form of Global Securities, which will be deposited with, or on behalf of, the Depositary.

DEPOSITARY:	The Bank of New York Mellon, London Branch, a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme

/s/ Luc Freyne Name: Luc Freyne Title: Assistant Treasurer

Effective Date: May 20, 2024

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